Exhibit 10.1
Cooper US, Inc.
Executive Stock Incentive Agreement
This Agreement is made as of the 13th day of February 2006 between Cooper US, Inc., a Delaware corporation, having its principal place of business in Houston, Texas (the “Company”) and                                         , an Executive of the Company (“Executive”). All capitalized terms used in this Agreement are as defined in the Cooper Industries Stock Incentive Plan (the “Plan”), unless otherwise defined in this Agreement.
     1. Performance Share Award
          (a) Performance Period. For purposes of this Agreement, the “Performance Period” shall be January 1, 2006 to December 31, 2008.
          (b) Performance Share Grant. Pursuant to Section IX of the Plan and subject to Paragraph 7 of this Agreement, the Company hereby grants to the Executive, as of the date hereof, an award of Performance Shares that may be earned based on the financial performance of the Company during the Performance Period, subject to the restrictions and conditions set forth in this Agreement (“Performance Share Grant”). The Committee has established Performance Goals such that if the Company achieves a cumulative annual growth rate of earnings per share (“EPS”) for the Performance Period of four (4) percent or greater, then the Executive will be issued Performance Shares in accordance with the following chart:

		Fully Diluted EPS
	Annual EPS	Cumulative Total Over	Performance Shares
Performance Goal	Growth Rate	Performance Period	That May Be Earned
Threshold	4%	$13.37
Good	8%	$14.45
Target	12%	$15.57
Maximum	16%	$16.75
          The number of shares appearing under the heading “Performance Shares That May Be Earned” shall constitute the number of Performance Shares which may be earned by the Executive based upon achievement of that specific Performance Goal as established by the

Committee based on cumulative EPS performance during the Performance Period (Threshold, Good, Target or Maximum). In the event the Company’s actual annual growth rate of EPS for the Performance Period exceeds the Threshold level of 4% but is lower than the Maximum level of 16%, the number of Performance Shares earned by the Executive shall be determined by interpolation. In the event the Company’s actual annual growth rate of EPS for the Performance Period is below the Threshold (4%) level, no Performance Shares will be earned. The Maximum number of Performance Shares will be earned if the annual growth rate of EPS equals or exceeds 16% during the Performance Period.
          At the end of the Performance Period, the Committee shall determine the Performance Goal achieved and the number of Performance Shares, if any, earned by the Executive. Except for shares withheld by the Company as provided in Paragraph 4 or shares the receipt of which has been deferred as provided in Paragraph 5, the Company shall then cause its parent, Cooper Industries, Ltd., to issue a stock certificate or book entry shares in the Executive’s name for the number of shares of Common Stock equal to the Performance Shares earned by the Executive upon lapse of the forfeiture restrictions set forth in Paragraph 3(a). The Company shall then provide stock certificate or book-entry shares to the Executive.
     2. Dividends. Upon distribution of earned Performance Shares to Executive, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of all such earned Performance Shares, including shares withheld as provided under Paragraph 4, if any, from the effective date of this Agreement to the date of distribution.
     3. Restrictions and Limitations. The Executive hereby accepts the Performance Share Grant and agrees to the following restrictions and conditions.
          (a) Forfeiture. Except as provided in (b) below, if the Executive’s active employment with the Company terminates for any reason prior to the effective date upon which the Committee determines the number of Performance Shares, if any, earned by the Executive, all earned and unearned Performance Shares granted under this Agreement shall be forfeited by the Executive and this Performance Share Grant shall be null and void.

          (b) Termination Upon Death or Disability. In the event of the Executive’s death or permanent and total disability under the Cooper Industries, Inc. Salaried Employees Retirement Plan (or such other disability program or plan in which the Executive participates) on or after January 1, 2008, the Executive or his heirs or beneficiaries shall receive a pro-rata share of the Performance Shares which would have been earned by the Executive under this Agreement had he or she remained actively employed throughout the Performance Period. In determining the pro-rata Performance Shares for which the Executive or his heirs or beneficiaries may be eligible, the Company will multiply the total Performance Shares earned during the Performance Period by a fraction the numerator of which is the months in the Performance Period during which Executive was actively employed and the denominator is thirty-six (36). Any Performance Shares earned and awarded under this provision shall be approved by the Committee and distributed at the conclusion of the Performance Period.
          (c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of this Performance Share Grant prior to the conclusion of the Performance Period and distribution of earned Performance Shares in accordance with Paragraph 1 of this Agreement.
     4. Tax. Upon the issuance of Common Shares to the Executive for Performance Shares earned under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company’s withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the average of the high and the low trading prices of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).

     5. Election to Defer Shares. The Executive may elect to defer the issuance and receipt of Common Shares for all or any portion of the Performance Shares earned under this Agreement until either the Executive’s termination of employment with the Company or a calendar year specified by the Executive. In such an event, the Company shall credit to an account maintained on behalf of such Executive (the “Executive Deferred Account”) the shares deferred. The Executive Deferred Account shall be credited with all dividends or other distributions that the Executive would have received had he or she been the owner of record of such deferred shares during the deferral period. Accrued dividends credited to the Executive Deferred Account shall bear interest equal to the average quarterly prime rate of interest charged by J.P.Morgan Chase Bank. Until the deferred shares are issued to the Executive, the Executive shall have no other rights as a shareholder of Cooper Industries, Ltd. with respect to such deferred shares.
          The deferred shares shall be issued in a lump sum or in up to five (5) annual installments in accordance with the deferral election of the Executive unless the Executive dies prior to issuance of all of the deferred shares. Upon issuance of any or all of such deferred shares, the Company also shall pay to the Executive in cash a pro rata portion of the accrued dividends and interest in the Executive Deferred Account. If the Executive elects deferral until termination of employment, the first installment shall be made in January of the year following such termination. If the Executive elects deferral until a specified calendar year, the first installment or, if elected, the entire amount deferred shall be made in January of such year. If the Executive dies prior to issuance of all of the deferred shares or the payment of cash with respect thereto, all deferred shares shall be issued and all cash payments shall be made in January of the year following the Executive’s death to the Executive’s beneficiary or beneficiaries as such Executive may designate in writing to the Company. A deferral election by an Executive hereunder must be made in writing to the Company on or before March 31 of the year in which the Performance Period concludes, shall specify the percentage of Performance Shares earned, if any, to be deferred and shall be irrevocable.
     6. Change in Control. In the event of a Change in Control, the Performance Share Grant shall be deemed earned at the Target level, all restrictions on those Performance Shares shall immediately lapse and distribution of the Target level of Performance Shares shall be governed by the terms of the Plan.

     7. Consideration. The parties agree that the consideration for any issuance of Common Shares for Performance Shares earned hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.
     8. Plan Incorporated. In order to be a participant in the Plan, the participant shall execute the Executive Employment Agreement (the “Agreement”), incorporated herein by reference, in which the participant agrees to the terms and conditions set forth in the Agreement. Participant’s failure to execute the Agreement for any reason will render the participant ineligible to participate in the Plan. The Executive acknowledges receipt of a copy of the Plan, which is incorporated by reference into this Agreement. The Executive agrees that this Award shall be subject to all of the terms and provisions of the Plan.
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all as of the date first above written.

COOPER US, INC.
By:
David R. Sheil
Senior Vice President, Human Resources, & Chief Administrative Officer

EXECUTIVE
By:
(name)
(title)